KIRKLAND’S

News Release

Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4800	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS FOURTH QUARTER SALES

NASHVILLE, Tenn. (February 4, 2016) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended January 30, 2016. Net sales for the 13 weeks ended January 30, 2016, increased 11.4% to $199.0 million compared with $178.7 million for the 13 weeks ended January 31, 2015. Comparable store sales for the fourth quarter of fiscal 2015, including e-commerce sales, rose 1.3% compared with an increase of 8.2% in the prior-year quarter. Kirkland’s opened 12 stores and closed six during the fourth quarter, bringing the total number of stores to 376 at quarter end.

Net sales for the 52 weeks ended January 30, 2016, increased 10.7%, to $561.8 million compared with $507.6 million for the 52 weeks ended January 31, 2015. Comparable store sales for fiscal 2015, including e-commerce sales, increased 2.9% compared with a 6.1% increase in fiscal 2014. The Company opened 43 stores and closed 11 during fiscal 2015.

During the quarter Kirkland’s repurchased 1,398,667 shares for $19.3 million, completing its $30 million share repurchase plan authorized in May 2014. Based on this activity, the weighted average diluted share count is expected to be approximately 17.1 million and 17.6 million for the 13 weeks and 52 weeks ended January 30, 2016, respectively.

“Promotional levels were higher during the quarter, as we had anticipated,” said Mike Madden, Kirkland’s President and Chief Executive Officer. “Adverse weather provided traffic challenges in late January, yet we expect fourth quarter earnings for fiscal 2015 to be within our existing guidance range of $0.88 to $0.95 per diluted share.”

The Company continues to expect adjusted fiscal 2015 earnings per diluted share in the range of $0.89 to $0.96, excluding a $0.02 per diluted share charge related to the retirement of the Company’s previous CEO.

KIRK Reports Fourth Quarter and Fiscal 2015 Sales

February 4, 2016

Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Friday, March 11, 2016, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or https://www.webcaster4.com/Webcast/Page/957/13317 on March 11, 2016, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 376 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2015. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Additional Information
The preliminary estimates included in this release represent the most current information available to management, as our financial closing procedures for the quarter and full year ended January 30, 2016 are not yet complete. These estimates are not a comprehensive statement of our financial results for the 13 weeks and 52 weeks ended January 30, 2016, and our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for the 13 weeks and 52 weeks ended January 30, 2016 are finalized.

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